EXHIBIT 15









ENSERCH Corporation:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of ENSERCH Corporation (the "Corporation") for the periods ended March 31, 1998 and 1997, as indicated in our report dated May 11, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, is incorporated by reference in Registration Statement No. 333-43811 on Form S-3, and Registration Statement No. 333-43811-01 on Post Effective Amendment No. 1 to Form S-3, of ENSERCH Corporation.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP

Dallas, Texas
May 11, 1998